Exhibit 10.2

December 20, 2019

Emmett A. Pepe
Chief Financial Officer
c/o GSE Systems, Inc.
1332 Londontown Blvd.
Sykesville, MD 21784

Dear Emmett:

GSE Systems, Inc. (“Company”) considers you to be a key employee whose efforts are critical to the success of Company and its current efforts to retain key personnel, and stabilize and improve the performance of Company.  In order to induce you to remain in Company’s employ during this effort, it offers you the benefits set forth in this letter agreement (this “Agreement”).

1. Retention Bonus.  You shall be entitled to receive a retention bonus in the amount of Seventy Thousand Dollars and Zero Cents ($70,000.00), less all applicable deductions and withholdings, (the “Retention Bonus”) on the earlier of (a) July 1, 2020, so long as you remain employed by Company and have not given notice of your resignation or retirement as of that date, or (b) the occurrence of a Change of Control, as that term is defined in Section 10 of your Employment Agreement, dated July 1, 2016 (such earlier date, the “Retention Date”).  The Retention Bonus shall be paid promptly, but in no event later than sixty (60) days after the Retention Date.

2. Termination of Employment.  Nothing in this Agreement constitutes a guarantee of employment for any specified period of time, and your employment with Company remains subject to the terms of your Employment Agreement.  If your employment terminates for any reason prior to the Retention Date, including by virtue of your death or disability, you will not be entitled to any portion of the Retention Bonus.

3. Other Compensation and Benefit Plans.  In addition to the Retention Bonus, you shall be entitled to receive all compensation, retirement benefits and any other benefits payable to you under any plan or arrangement sponsored by Company or any of its affiliates in accordance with the terms of such plans or arrangements, and, except as otherwise provided in this Agreement, the amounts payable under this Agreement shall not in any way affect, diminish, or impair any compensation or benefits payable to you under such plans or arrangements.  However, the Retention Bonus shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any savings plan, insurance plan, pension plan, or other employee benefit plan maintained Company or any if its affiliates, unless otherwise specified in the applicable plan.

4. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives.  This Agreement shall be binding upon Company and its successors.

5. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, postage prepaid.

6. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing and signed by you and Company.  No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire agreement between the parties hereto in respect of the payment of the Retention Bonus described herein, and all prior negotiations, writings and understandings relating to it are superseded and cancelled by this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland, without regard to its principles of conflicts of laws.

7. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8. IRC §409A.  While it is intended that the provisions of this Agreement comply with IRC §409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with IRC §409A, the Company is not making any representation or warranty that the provisions of this Agreement comply with IRC §409A and the Company shall have no obligation to indemnify or otherwise hold you harmless from any or all additional taxes or penalties under IRC §409A.  Furthermore, notwithstanding any provision of this Agreement to the contrary, Company may make necessary amendments to this Agreement without your consent for the limited purpose of, and solely to the extent necessary to avoid the imposition of penalties and additional taxes on you under IRC §409A.

9. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

If you agree to the terms of this letter, please sign and return to Company the enclosed copy which will then constitute our agreement on this subject.

Sincerely,

GSE SYSTEMS, INC.

	By:	/s/ Daniel Pugh
Daniel Pugh, Chief Legal Officer

Agreed to as of the 20th day of December, 2019

/s/ Emmett A. Pepe
Emmett A. Pepe